EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-121427) pertaining to the Primus Guaranty, Ltd. 2002 Stock Incentive Plan, 2004 Stock Incentive Plan and Written Compensation Agreements with Certain Employees of Primus Guaranty, Ltd., and Registration Statement (Form S-3 No. 333-135108) of our reports dated March  16, 2010, with respect to the consolidated financial statements of Primus Guaranty, Ltd., and the effectiveness of internal control over financial reporting of Primus Guaranty, Ltd., included in this Form 10-K for the year ended December 31, 2009.
/s/ Ernst & Young LLP
New York, New York
March 16, 2010